Exhibit 10.5.16
Rent Review Memorandum

Date	:	ILLEGIBLE 2006

Premises	:	The property as described within the lease as International House, Bramhall Technology Park, Stockport, Greater Manchester.

Lease	:	A lease dated 31 July 2000 and made between (1) Meggitt Properties plc and (2) Business & Market Research Ltd.

Current Landlord	:	Multi Construction Ltd

Current Tenant	:	HI Europe Ltd
By this memorandum the Landlord and the Tenant record the fact that the rent reserved by the Lease has been reviewed in accordance with the lease and agreed at One Hundred and Seven Thousand Five Hundred Pounds (L107,500) per annum (exclusive of value added tax) payable from and including 31 July 2005 subject to further review as provided in the lease

/s/ ILLEGIBLE	/s/ ILLEGIBLE

Signed by an authorized signatory for and on Behalf of the Landlord	Signed by an authorized signatory for and on behalf of the Tenant